UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 24, 2018

Date of Report (Date of earliest event reported)

Windtree Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

(Address of principal executive offices)

(215) 488-9300

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Named Executive Officer Compensation

Strategic and Retention Bonus

On December 24, 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Windtree Therapeutics, Inc. (the “Company”) approved payment of the previously announced Strategic and Retention Bonus (Strategic Bonus), including to the Company’s current named executive officers, including the Company’s President and Chief Executive Officer, Craig Fraser, its Senior Vice President and Chief Financial Officer, John Tattory, and its Senior Vice President and Chief Development Officer, Steven G. Simonson, M.D.

Under the terms of the Strategic Bonus, the bonus became payable upon the closing of the recent merger and financing announced on December 21, 2018 (the Merger and Financing). The bonus amounts payable vary depending upon the amount raised between $30 million and $45 million, with the maximum bonus becoming payable upon an aggregate raise of $45 million or more. The bonus is payable in two equal installments (i) immediately following the closing of the Merger and Financing and (ii) provided that the executive continues to be employed on the payment date, on the ninth-month anniversary of the closing. If the Company raises additional funds within the 9-month period following the closing of the Merger and Financing, additional bonus amounts will become payable under the terms of the Strategic Bonus, up to the maximum bonus amounts, if applicable. The financing on December 21, 2018 raised an aggregate of $39 million. As a result, each named executive officer is entitled to 68.4536% of such executive’s maximum bonus amount. Mr. Fraser has received a bonus amount equal to $226,038, Mr. Tattory, $151,522, and Dr. Simonson, $149,420.

Equity Grants to Named Executive Officers

In addition, on December 24, 2018, the Compensation Committee approved equity grants under the 2011 Plan, as amended (see below), to the Company’s executive team, including the named executive officers. Mr. Fraser received an option award for 1,265,717 shares, and Mr. Tattory and Dr. Simonson each received an option award for 738,335 shares. Each option has a term of 10 years and an exercise price per share of $4.22, which represents the closing price of the Company’s common stock on the OTCQB®.

(e) Amendment of the 2011 Long-Term Incentive Plan (the “2011 Plan”)

In connection with the Merger and Financing, on December 24, 2018, the Compensation Committee of the Board amended the 2011 Plan to increase the shares available for issuance under the 2011 Plan by 4,219,057 shares to 6,105,486 shares. This increase was approved and ratified by a written consent in lieu of a meeting of stockholders by holders of a majority of the issued and outstanding shares of our common stock entitled to vote on the amendment (the “Majority Holders”) that was effective immediately following the closing of the Merger and Financing. As of December 21, 2018, the Majority Holders were the owners of 21,659,105 shares of our common stock, representing approximately 67.5% of the shares of our common stock entitled to vote on such date, and executed the Written Consent in lieu of a meeting in accordance with the DGCL. Consequently, no further approvals are required to authorize the 2011 Plan amendment.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits.

10.1     Windtree Therapeutics, Inc. 2011 Long-Term Incentive Plan as amended effective December 24, 2018.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development, cash flows, future revenues, the timing of planned clinical trials or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement made by the Company in this Current Report on Form 8-K is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Windtree Therapeutics, Inc.

By:	/s/ Craig Fraser
Name: Craig Fraser
Title: President and Chief Executive Officer

Date: December 31, 2018